Exhibit 5.1

October 15, 2013

Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive

Durango, Colorado 81303

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.03 per share, of Rocky Mountain Chocolate Factory, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 300,000 shares of common stock of Rocky Mountain Chocolate Factory, Inc., par value $0.03 per share (the “Shares”), under the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (the “2007 Plan”).

We have examined the Registration Statement and such documents and records of Rocky Mountain Chocolate Factory, Inc. as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the 2007 Plan have been duly authorized and that, upon the due execution by Rocky Mountain Chocolate Factory, Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by Rocky Mountain Chocolate Factory, Inc. in accordance with the terms of the 2007 Plan, and the receipt of consideration &#0;herefore in accordance with the terms of the 2007 Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP